Exhibit 99.1

811 Louisiana Street, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Corp. Announces $500 Million Common Share Repurchase Program and Provides Updated 2020 Outlook

HOUSTON, October 5, 2020 – Targa Resources Corp. (NYSE: TRGP) (“Targa” or the “Company”) announced today that the board of directors of the Company has authorized a share repurchase program (the “Share Repurchase Program”) for the repurchase of up to $500 million of the Company’s outstanding common stock. The Share Repurchase Program is effective immediately. The repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions and may be made pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. The repurchases will depend on market conditions and may be discontinued at any time.

While there continue to be uncertainties around the impacts of COVID-19, the Company’s overall business performance has been strong, and Targa currently estimates its full-year 2020 Adjusted EBITDA to be at or around the high end of its previously provided outlook of $1.5 billion to $1.625 billion. The Company also currently estimates that its 2020 net growth capital spending will be around the low end of its previously provided outlook of $700 million to $800 million.

“Our expected strong performance and lower growth capital spending through the second half of 2020 creates additional free cash flow, which positions us to continue to execute on our strategy of reducing leverage over time,” said Matt Meloy, Chief Executive Officer of Targa. “We are focused on continuing to improve our financial flexibility by reducing our leverage and simplifying our capital structure as we look forward, and that long-term strategy is unchanged by implementing a share repurchase program. Similar to earlier this year when we repurchased a portion of our publicly traded senior notes, this program allows us to be positioned to make similar opportunistic repurchases of our common shares. This provides us with an attractive opportunity to return value to our shareholders.”

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary midstream infrastructure assets. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting and selling natural gas; transporting, storing, fractionating, treating and selling NGLs and NGL products, including services to LPG exporters; and gathering, storing, terminaling and selling crude oil.

For more information, please visit the Company’s website at www.targaresources.com.

Targa Resources Corp. - Non-GAAP Financial Measure

This press release includes the Company’s non-GAAP financial measure Adjusted EBITDA. The following tables provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. The Company utilizes Adjusted EBITDA to analyze the Company’s performance. Adjusted EBITDA is a non-GAAP measure. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss) attributable to the Company. Adjusted EBITDA should not be considered as an alternative to GAAP net income attributable to the Company and has important limitations as an analytical tool. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income, and are defined differently by different companies within the Company’s industry, the Company’s definition may not be comparable with similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

The Company defines Adjusted EBITDA as net income (loss) attributable to the Company before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the Adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Targa currently estimates its full-year 2020 Adjusted EBITDA to be at or around the high end of its previously provided outlook of $1.5 billion to $1.625 billion. The following table presents a reconciliation of estimated net income of the Company to estimated Adjusted EBITDA for 2020:

2020E
(In millions)
Reconciliation of Estimated Net Loss attributable to TRC to Estimated Adjusted EBITDA
Net loss attributable to TRC	$(1,480.5)
Impairment of long-lived assets	2,443.0
Income attributable to TRP preferred limited partners	11.0
Interest expense, net	385.0
Income tax expense (benefit)	(295.0)
Depreciation and amortization expense	870.0
Equity (earnings) loss	(70.0)
Distributions from unconsolidated affiliates and preferred partner interests, net	110.0
Compensation on equity grants	70.0
Risk management activities and other	(195.0)
Severance and related benefits (1)	6.5
Noncontrolling interests adjustments (2)	(230.0)

TRC Estimated Adjusted EBITDA	$1,625.0

(1)	Represents one-time severance and related benefit expenses related to the Company’s cost reduction measures.
(2)	Noncontrolling interest portion of depreciation and amortization expense (including the effects of the impairment of long-lived assets on non-controlling interests).

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company’s investor relations department by email at

InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer